UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2005

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

270 Park Avenue, New York, NY	10017
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (212) 270-6000

__________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 1, 2003, JPMorgan Chase & Co. (the "Company") adopted FASB Statement No. 123 ("Share-Based Payment"). Accordingly, since January 1, 2003, the Company has been recognizing in its income statements the expense of all options granted since that date.

On December 13, 2005, the Compensation and Management Development Committee of the Board of Directors of the Company approved the acceleration of the vesting of all options that had been granted to the Company's employees, including its executive officers, under the Company's Growth and Performance Incentive Program adopted on January 18, 2001. Absent the acceleration of vesting to the close of business on December 30, 2005, these options would have become vested on January 18, 2007. Options to purchase approximately 40.6 million shares (of which options to purchase approximately 3.1 million shares are held by the Company's executive officers) are expected to be outstanding as of the close of business on December 30, 2005. The exercise price of the options subject to acceleration is $51.22. The closing price for the Company's stock on the New York Stock Exchange on December 13, 2005 was $39.41.

The acceleration eliminates future compensation expense that the Company would otherwise recognize in its income statement with respect to these options upon the adoption, in the first quarter of 2006, of FASB Statement No. 123R ("Share-Based Payment"). The expense that will be reflected in pro forma footnote disclosure to the Company's 2005 fourth quarter financial statements with respect to these options is expected to be approximately $149 million.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 13, 2005, the Board of Directors of the Company amended the Bylaws by (i) eliminating Section 2.09, which dealt with CEO position and succession and composition of the Board of Directors, adopted at the time of the merger between JPMorgan Chase & Co. and Bank One Corporation, and (ii) amending Section 4.05 defining the role of Chief Executive Officer. These amendments will be effective on December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMORGAN CHASE & CO.
By:	/s/ Anthony J. Horan
Name: Title:	Anthony J. Horan Corporate Secretary

Date: December 16, 2005